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                                                                    EXHIBIT 5.2





                 [LETTERHEAD OF RICHARDS, LAYTON & FINGER, P.A.]





                                October 22, 1999




Main Street Bancorp, Inc.
601 Penn Street
Reading, Pennsylvania 19601

     Re:  MBNK CAPITAL TRUST I

Ladies and Gentlemen:

     We have acted as special Delaware counsel for Main Street Bancorp, Inc., a Pennsylvania corporation (the "Company"), and MBNK Capital Trust I, a Delaware business trust (the "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

     For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

     (a) The Certificate of Trust of the Trust, as filed with the Office of the Secretary of State of the State of Delaware (the "Secretary of State") on September 1, 1999;

     (b) The Restated Certificate of Trust, as filed with the Secretary of State on September ___, 1999; QUERY - WAS THIS EVER FINALIZED AND FILED? I HAVE A DRAFT BUT NO FILED COPY.

     (c) The Trust Agreement of the Trust, dated as of August 30, 1999, among the Company and the trustees of the Trust named therein (the "Trustees");

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Main Street Bancorp, Inc.
October 22, 1999
Page 2


     (d) The Registration Statement (the "Registration Statement") on Form S-3, including a preliminary prospectus with respect to the Trust (the "Prospectus"), relating to the Preferred Securities representing undivided beneficial interests in the assets of the Trust (each, a "Preferred Security" and collectively, the "Preferred Securities"), as filed by the Company and the Trust with the Securities and Exchange Commission (the "SEC") on September ___, 1999, as amended ny Amendment No. 1 thereto filed with the SEC on October 22, 1999;

     (e) A form of Amended and Restated Trust Agreement for the Trust, to be entered into between the Company, the trustees of the Trust named therein, and the holders, from time to time, of the Preferred Securities (the "Trust Agreement"), to be attached as an exhibit to the Registration Statement;

     (f) A form of certificate evidencing the Preferred Securities (the "Certificate"); and

     (g) A Certificate of Good Standing for the Trust, dated October 22, 1999, obtained from the Secretary of State.

     With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

     For purposes of this opinion, we have assumed (i) that the Trust Agreement and the Certificate of Trust are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us,
(iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Preferred Security is to be issued by the Trust (collectively, the "Preferred Security Holders") of a Certificate for such Preferred Security and the payment for such Preferred Security, in accordance with the Trust Agreement and the Prospectus, and (vii) that the Preferred Securities are issued and sold to the Preferred Security Holders in accordance with the Trust Agreement and the Prospectus. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

     This opinion is limited to the laws of the State of Delaware, and we have not considered and express no opinion on the laws of any other jurisdiction, including


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Main Street Bancorp, Inc.
October 22, 1999
Page 3


federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.



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Main Street Bancorp, Inc.
October 22, 1999
Page 4


     Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

     1. The Trust has been duly created and is validly existing in good standing as a business trust under the Delaware Business Trust Act.

     2. The Preferred Securities of the Trust will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

     3. The Preferred Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security Holders may be obligated to make payments as set forth in the Trust Agreement.

     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading "Validity of Securities" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                       Very truly yours,





DKD/rmc